Exhibit 7.06

EQUITY CONTRIBUTION AND VOTING AGREEMENT

EQUITY CONTRIBUTION AND VOTING AGREEMENT (this “Agreement”), made and entered into as of June 8, 2015 by and among SUNFLOWER PARENT LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and certain shareholders of SUNGY MOBILE LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), listed in column (A) of Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, SUNFLOWER MERGER SUB LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such ordinary shares, par value $0.0001 per share, of the Company, including shares represented by American Depositary Shares (the “Shares”), as set forth opposite such Rollover Shareholder’s name in column (B) of Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, each Rollover Shareholder desires to contribute their respective Rollover Shares to Parent in exchange for newly issued ordinary and/or preferred shares of Parent, par value $0.0001 per share (the “Parent Shares”);

WHEREAS, as a result of such contribution, Parent would beneficially own a total of 81,319,765 Class B ordinary shares of the Company, and as a result of such issuance, the Parent Shares received by the Rollover Shareholders pursuant to the transactions contemplated herein would constitute a 100% equity ownership interest in Parent after the Contribution Closing (as defined below);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, each Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each Rollover Shareholder hereby agree as follows:

1. Contribution of Rollover Shares by Rollover Shareholders to Parent. Upon the terms and subject to the conditions set forth herein, immediately prior to the Closing and without further action by the Rollover Shareholders (except as described in Section 4 below), all of each Rollover Shareholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2. Issuance of Parent Shares. In consideration for the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 1 of this Agreement, Parent shall issue Parent Shares in the name of each Rollover Shareholder in such amounts as to be determined by mutual agreement among all of the Rollover Shareholders around or after the date hereof. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the applicable Rollover Shares and (b) on receipt of such Parent Shares, such Rollover Shareholder shall have no right to any other consideration against the Parent with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

3. Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place immediately prior to the Closing.

4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Contribution Closing, each Rollover Shareholder or its agent shall deliver or cause to be delivered to Parent, for disposition in accordance with the terms hereof, (a) duly executed instruments of transfer of its Rollover Shares to Parent or as Parent may direct in writing, in form reasonably acceptable to Parent, and (b) share certificates, if any, representing its Rollover Shares (the “Rollover Shares Documents”). The Rollover Shares Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

5. Irrevocable Election.

(a) The execution of this Agreement by each Rollover Shareholder evidences, subject to Section 10 and the proviso in Section 12(o), the irrevocable election and agreement by such Rollover Shareholder to contribute its respective Rollover Shares in exchange for Parent Shares at the Contribution Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly (and not jointly and severally), that from the date hereof until any termination of this Agreement pursuant to Section 10, except as expressly contemplated under this Agreement or the Merger Agreement, such Rollover Shareholder shall not, directly or indirectly, (i) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Rollover Shares (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Rollover Shares, (ii) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Rollover Shares, or any right, title or interest thereto or therein, (iii) deposit any Rollover Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any Rollover Shares, (iv) take any action that could reasonably be expected to have the effect of preventing, disabling or delaying such Rollover Shareholder from performing its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be null and void.

(b) Each Rollover Shareholder covenants and agrees, severally and not jointly (and not jointly and severally), that such Rollover Shareholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly.

6. Representations and Warranties of the Rollover Shareholders. In consideration of Parent accepting the Rollover Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly (and not jointly and severally) and with respect to itself only, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a) Ownership of Shares. Such Rollover Shareholder is the beneficial owner of, and has good and valid title to, its respective Rollover Shares, free and clear of Encumbrances other than as created by this Agreement. Such Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable securities Laws, Laws of the Cayman Islands and the terms of this Agreement. As of the date hereof, other than the Rollover Shares and other securities of the Company listed in column (C) of Schedule A hereof, such Rollover Shareholder does not own, beneficially or of record, any securities of the Company and any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder’s Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement.

(b) Organization, Standing and Authority. Such Rollover Shareholder is (to the extent such concepts are applicable to such Rollover Shareholder) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and such Rollover Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent and the other Rollover Shareholders, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents or partnership agreement, as applicable, of such Rollover Shareholder (to the extent it is a corporate entity), (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or such Rollover Shareholder’s properties or assets.

(d) No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person, in each case that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Parent is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders (subject to the proviso in Section 12(o)), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Shareholders pursuant to the transactions contemplated by the Merger Agreement) when issued.

8. Other Covenants and Agreements. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement, and (ii) to consummate and make effective any other transactions contemplated by this Agreement, including providing information and using commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

9. Disclosure.

(a) Each of the Rollover Shareholders, on the one hand, and Parent, on the other hand, shall not, and shall cause its respective Affiliates and Representatives not to, make any press release, public announcement or other public communication regarding the subject matter of this Agreement without the prior written consent of the other party, except to the extent that (i) a party may disclose to its Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) if required by law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D filings and in connection therewith, the disclosure of this Agreement, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other parties hereto and the other parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by a party or its Representatives.

(b) Each Rollover Shareholder (i) consents to and authorizes the publication and disclosure by Parent or its Affiliates of such Rollover Shareholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby), but only as far as practicable and lawful after the form and terms of that disclosure have been notified to each of the Rollover Shareholders and each of the Rollover Shareholders has had a reasonable opportunity to comment on the form and terms of disclosure, and (ii) agrees promptly to give to Parent or its Affiliates any information they may reasonably request concerning such Rollover Shareholder for the preparation of any such documents.

10. Termination. This Agreement and the obligations of the Rollover Shareholders hereunder will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that the provisions set forth in Section 9, this Section 10 and Section 12 shall survive the termination of this Agreement; provided, further, that each party hereto shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Rollover Shares Documents to each of the Rollover Shareholders at its respective addresses set forth in Section 12(h) and take all such actions as are necessary to restore each such Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

11. Voting of the Rollover Shares.

(a) Each Rollover Shareholder hereby agrees, severally and not jointly (and not jointly and severally), that, during the period commencing on the date hereof and continuing until the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms, at any meeting of the Company’s shareholders, however called, and at any adjournment thereof, or in any other circumstances where any vote, consent or other approval is taken in respect of the Merger Agreement, such Rollover Shareholder shall, and shall cause its Affiliates to: (i) in the case of a meeting, appear at such meeting or otherwise cause its Rollover Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting be a poll vote; and (ii) vote or otherwise cause to be voted all of its Rollover Shares (A) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof, (B) against any other Acquisition Proposal, (C) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Rollover Shareholder of its obligations under this Agreement, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement, (E) in favor of any adjournment of any shareholders’ meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

(b) Each Rollover Shareholder hereby appoints Parent and any other designee of Parent, each of them individually, such Rollover Shareholder’s irrevocable (for the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote its respective Rollover Shares as indicated in Section 11(a) above. Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 11(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder intends this proxy to be irrevocable (until the termination date) and coupled with an interest and will take such further actions or execute such other instruments (including any proxies circulated by the Company for any meetings of shareholders of the Company) as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Rollover Shareholder with respect to the Rollover Shares. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees to vote his or her Rollover Shares in accordance with Section 11(a) above as instructed by Parent, or any other designee of Parent, in writing prior to the termination of this Agreement in accordance with its terms. The parties hereto agree that the foregoing is a voting agreement.

12. Miscellaneous.

(a) Entire Agreement. This Agreement (together with the Merger Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement and the Merger Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(b) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c) Amendment; Modification and Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(d) Survival of Representations and Warranties. All representations and warranties of each Rollover Shareholder or of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or any Rollover Shareholder, and the issuance of the Parent Shares.

(e) Interpretation. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated. References to sums of money are expressed in lawful currency of the U.S. and “$” refers to U.S. dollars. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. For purposes of this Agreement, “beneficially owns”, “beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f) Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

(g) Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties are references respectively to the parties and their legal personal representatives, successors and permitted assigns.

(h) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile or email (to such number or address specified below or another number or numbers or address or addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(A)	If to Parent:

Sunflower Parent Limited

c/o Mr. Yuqiang Deng

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No.33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Phone Number: +86 20 6681 5066

with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai 200040

People’s Republic of China

Facsimile: +86 21 6109 7022

Attention: Jie Jeffrey Sun

Phone: +86 21 6109 7103

E-mail: Jeffrey.Sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105-2669

Facsimile: (415) 773-5759

Attention: Richard V. Smith, Esq.

Phone: (415) 773-5830

Email: rsmith@orrick.com

(B)	If to Mr. Yuqiang Deng or Mr. Zhi Zhu:

Mr. Yuqiang Deng

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No.33 Zhongshan 3rd Road

Yuexiu District, Guangzhou 510055

People’s Republic of China

Phone Number: +86 20 6681 5066

with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai 200040

People’s Republic of China

Facsimile: +86 21 6109 7022

Attention: Jie Jeffrey Sun

Phone: +86 21 6109 7103

E-mail: Jeffrey.Sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105-2669

Facsimile: (415) 773-5759

Attention: Richard V. Smith, Esq.

Phone: (415) 773-5830

Email: rsmith@orrick.com

(C)	If to IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund -A L.P, IDG Technology Venture Investment III, L.P. and/or IDG-Accel China Investors L.P.:

Registered Office:

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue, George Town

Grand Cayman KY-9005, Cayman Islands

Correspondence Address:

c/o IDG Capital Management (HK) Ltd.

Unit 5505, 55/F, The Centre,

99 Queen’s Road Central,

Hong Kong

Attention: Mr. Chi Sing Ho

Facsimile: +852–2529-1619

with a copy to (which shall not constitute notice):

Room 616, Tower A, COFCO Plaza,

8 Jianguomennei Dajie

Beijing, 100005, P.R. China

Attention: Mr. Xiaobing Yin / Ms. Bin Li

Facsimile: +86 10 8512 0225

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Unit 3601, Office Tower A, Beijing Fortune Plaza, No. 7 Dongsanhuan Zhonglu,

Chaoyang District, Beijing 100020, China

Attention: Xiaoyu Greg Liu

Facsimile: + 86 10 6530 9070

Email: gliu@paulweiss.com

(D)	If to CBC Venture Mobile Limited:

Mr. Ying Zhang

CBC Venture Mobile Limited

Unit 906, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong

Phone Number: 852 2122 8400

Email: yingzhang@cbc-capital.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

37th Floor, Yin Tai Center, Office Tower

No. 2 Jianguomenwai Avenue, Beijing 100022, P. R. China

Attention: Ning Zhang

Direct: +8610-6563-4252

Fax: +8610-6563-4201

Email: nzhang@omm.com

(i) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(j) Remedies; Enforcement. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity.

(ii) Each Rollover Shareholder further acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Parent or its Affiliates, Parent and its Affiliates will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Parent only if Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, unless a failure to perform was primarily caused by the breach of the respective Rollover Shareholder under this Agreement. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or its Affiliates. Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under Section 12(j)(i) and the right of specific performance under this Section 12(j)(ii).

(k) Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

(l) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(m) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(m).

(n) Expenses. Other than otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or pdf), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform its respective obligations under, this Agreement, this Agreement shall remain effective as to all other parties executing this Agreement.

(p) No Presumption against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(q) Independent Nature of Rollover Shareholders’ Obligations and Rights. The obligations of each Rollover Shareholder under this Agreement are several and not joint, and no Rollover Shareholder is responsible in any way for the performance or conduct of any other Rollover Shareholder in connection with the transactions contemplated hereby. Except as expressly required by the Exchange Act, nothing contained herein and no action taken by any Rollover Shareholder pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Rollover Shareholders. Each Rollover Shareholder agrees that no other Rollover Shareholder has acted as an agent for such Rollover Shareholder in connection with the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

SUNFLOWER PARENT LIMITED

By:	/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Director

/s/ Yuqiang Deng
Name:	Yuqiang Deng

Title:	Chairman and CEO of the Company

/s/ Zhi Zhu
Name:	Zhi Zhu

Title:	COO of the Company

IDG-ACCEL CHINA GROWTH FUND L.P.
By:	IDG-Accel China Growth Fund Associates L.P., its General Partner
By:	IDG-Accel China Growth Fund GP
Associates Ltd., its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho

Title:	Authorized Signatory

IDG-ACCEL CHINA GROWTH FUND-A L.P.
By:	IDG-Accel China Growth Fund Associates L.P., its General Partner
By:	IDG-Accel China Growth Fund GP
Associates Ltd., its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho

Title:	Authorized Signatory

IDG-ACCEL CHINA INVESTORS L.P.
By:	IDG-Accel China Investors Associates Ltd., its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho

Title:	Authorized Signatory

IDG TECHNOLOGY VENTURE INVESTMENT III, L.P
By:	IDG Technology Venture Investment II LLC, its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho

Title:	Authorized Signatory

CBC MOBILE VENTURE LIMITED

By:	/s/
Name:
Title:	CFO

Schedule A

(A) Rollover Shareholder Name	(B) Rollover Shares (Type/Number)	(C) Other Securities (Type/Number)

Yuqiang Deng (indirectly through Freedom First Holdings Limited)	38,895,676 Class B Ordinary Shares

7,014,034 Class A Ordinary Shares issuable to Mr. Yuqiang Deng upon his exercise of share purchase rights; and 466,890 Restricted Class A Ordinary Shares.

In addition, the Company’s board approved to grant in August 2015 such number of restricted shares as the following value divided by the closing ADS price on August 3, 2015: to Mr. Yuqiang Deng, the U.S. dollar amount equivalent to RMB1,250,000.

Zhi Zhu

381,458 Restricted Class A Ordinary Shares granted to Mr. Zhi Zhu; and 3,000,000 Ordinary Shares issuable upon exercise of certain options.

In addition, the Company’s board approved to grant in August 2015 such number of restricted shares as the following value divided by the closing ADS price on August 3, 2015: to Mr. Zhi Zhu, the U.S. dollar amount equivalent to RMB605,000.

IDG - Accel China Growth Fund L.P.	14,729,964 Class B Ordinary Shares	—

IDG - Accel China Growth Fund -A L.P	3,010,129 Class B Ordinary Shares	—

IDG Technology Venture Investment III, L.P.	21,428,600 Class B Ordinary Shares	—

IDG - Accel China Investors L.P.	1,372,235 Class B Ordinary Shares	—

CBC Mobile Venture Limited	1,883,161 Class B Ordinary Shares	18,700,000 Class B Ordinary Shares